Exhibit 10.33

Jarrod Johnson EID:

Dear Jarrod,

Compensation Change Memo

March, 1 2024

Congratulations! Effective February 26, 2024, your base salary as CCO will increase to $400,000.

Current Base Annual Salary	$350,000
New Base Annual Salary	$400,000
Bonus Target (% of Annual Salary)	100%

You will be paid in accordance with TaskUs’ standard payroll practices and subject to all withholdings and deductions as required by law. Please note that nothing in this Memo changes the terms of employment outlined in your employment offer letter or contract. If you have any questions or concerns regarding this memo or the changes set forth above, please feel free to contact the Human Resources Team.

Sincerely,

/s/ Brandy Zimmerman___________

Brandy Zimmerman
DVP, Global People Strategy

Agreed to and accepted by:

/s/ Jarrod Johnson______________

Employee Name / Jarrod Johnson